Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

Viking Systems, Inc.,

CONMED Corporation

and

Arrow Merger Corporation

Dated as of August 13, 2012

TABLE OF CONTENTS

		Page
ARTICLE I

The Offer and the Merger; Closing; Effective Time

1.1.	The Offer	2
1.2.	Company Actions	4
1.3.	Company Directors	5
1.4.	The Top-Up Option	6
1.5.	The Merger	7
1.6.	Closing	7
1.7.	Effective Time	7

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.	The Certificate of Incorporation	8
2.2.	The By-Laws	8

ARTICLE III

Directors of the Surviving Corporation

3.1.	Directors	8

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	9
4.2.	Exchange of Certificates	9
4.3.	Treatment of Company Options, Company Awards and Warrants	12
4.4.	Adjustments to Prevent Dilution	13

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	13
5.2.	Representations and Warranties of Parent and Merger Sub	40

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 13, 2012, is by and among Viking Systems, Inc., a Delaware corporation (the “Company”), CONMED Corporation, a New York corporation (“Parent”), and Arrow Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain holders of Shares (as defined in Section 1.1(a)) have entered into tender and voting agreements with Parent and Merger Sub (the “Tender and Voting Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company has entered into and made effective, in accordance with the terms and conditions of certain of the Warrants (as defined in Section 4.3(c)), certain amendments thereto (the “Warrant Amendments”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Ancillary Agreements (as defined in Section 5.1(c)(i)), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Offer and the Merger; Closing; Effective Time

1.1. The Offer. (a) Subject to the Tender Offer Conditions (as defined below), and unless this Agreement shall have been terminated in accordance with Article VIII, Merger Sub shall, as promptly as practicable and in no event later than ten (10) business days after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) a tender offer to purchase all of the outstanding shares of Common Stock, par value $0.001 per share (“Common Stock”) of the Company (the “Shares”) at a price of $0.27 per Share in cash, net to the seller but subject to any required withholding of Taxes (as defined in Section 5.1(n)) applicable to the seller and not the Company, (such tender offer and price, as they may from time to time be amended in accordance with this Agreement, the “Offer” and the “Offer Price,” respectively). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, commence the Offer and accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver of the conditions set forth in Annex B (the “Tender Offer Conditions”). The initial expiration time and date of the Offer shall be midnight (New York City time) on the date that is twenty (20) business days (determined as provided in Rule 14d-1(g)(3) under the Exchange Act) after the date on which the Offer was commenced (the initial “Expiration Time,” and any expiration time and date established pursuant to an extension of the Offer, also an “Expiration Time”). Merger Sub expressly reserves the right (x) to increase the Offer Price and (y) to waive any Tender Offer Condition or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive the Minimum Tender Condition (as defined in Annex B), (iv) add to the Tender Offer Conditions or modify any Tender Offer Conditions in any manner adverse to the holders of Shares, (v) except as otherwise provided in this Section 1.1(a), extend the Offer, or (vi) change the form of consideration payable in the Offer (provided that nothing in this clause (vi) shall limit Merger Sub’s ability to provide additional consideration). Notwithstanding the foregoing, Merger Sub may, in its sole discretion, and without the consent of the Company, (A) extend the Offer for one or more consecutive increments of not more than ten (10) business days each (the length of such period to be determined by Parent or Merger Sub), if at any otherwise scheduled Expiration Time of the Offer any of the Tender Offer Conditions are not satisfied or waived; provided, however, that in no event will the Offer be extended beyond the Termination Date, (B) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer or (C) make available a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. In addition, Merger Sub shall, if requested by the Company, make available a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act of not less than ten (10) business days; provided that Merger Sub shall not be required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent and Merger Sub, directly or indirectly, own more than ninety percent (90%) of the outstanding Shares. On the terms and subject to the conditions of this Agreement (including the Tender Offer Conditions), Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time (the time and date on which Merger Sub accepts such Shares for payment, the “Acceptance Time”) and pay for such Shares as promptly as practicable following the Acceptance Time.

For purposes of this Agreement, the term “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

(b) On the date on which the Offer is commenced, Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein, together with any supplements, exhibits or amendments thereto, the “Offer Documents”) and shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the applicable federal securities Laws and the rules and regulations of the SEC promulgated thereunder (collectively, the “Securities Laws”). Parent and Merger Sub shall be responsible for all costs of such dissemination and any subsequent dissemination of Offer Documents to holders of Shares. The Offer Documents shall comply in all material respects with the Securities Laws. Each of Parent, Merger Sub and the Company shall use its respective reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by Securities Laws. The Company and its counsel shall be given reasonable opportunity under the circumstances to review and comment on the Offer Documents (including any amendments or supplements thereto) before they are filed with the SEC or disseminated to the stockholders of the Company. Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation (as defined in Section 5.1(c)(ii)) as it may be amended or modified, and until but not after a Change of Recommendation (as defined in Section 6.2(c)) is effected, in each case as permitted by this Agreement. The Company shall promptly furnish to Parent and Merger

Sub all information concerning the Company and its Subsidiaries (as defined in Section 5.1(a)) and the holders of Shares that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(b).

1.2. Company Actions. (a) On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer containing the recommendations described in Section 5.1(c) (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which, unless the Company Board (as defined in Section 1.3(a)) shall have made a Change of Recommendation in accordance with Section 6.2, shall contain the Company Recommendation, and shall cause the Schedule 14D-9 to be disseminated to the holders of Shares with the Offer Documents, in each case in a manner that complies with Rule 14d-9 under the Exchange Act and the Securities Laws. The Schedule 14D-9 shall comply as to form in all material respects with the Securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 (including any amendments or supplements thereto) to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel. Each of the Company, Parent and Merger Sub shall use its respective reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments.

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Merger Sub (i) a list of the names and addresses of the record holders of Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) security position lists, computer files and any other information identifying the beneficial owners of Shares, in each case as of the most recent practicable date that the Company or its transfer agent has in its possession or control or can obtain without unreasonable effort or expense. The Company shall furnish or cause to be furnished to Merger Sub such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Parent may reasonably request in communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, on request, deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

1.3. Company Directors. (a) Effective upon the Acceptance Time (as defined in Section 1.1(a) ) and from time to time thereafter (but only for so long as Parent, Merger Sub and their affiliates beneficially own at least a majority of the outstanding Shares (determined on a fully diluted basis)), Merger Sub shall be entitled to elect or designate to the board of directors of the Company (the “Company Board”) such number of directors, rounded up to the nearest whole number, as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) times the percentage of the outstanding Shares (determined on a fully diluted basis) that are then beneficially owned by Merger Sub and its affiliates and to have such designees be elected or appointed to the Company Board. As used in this Agreement, the term “beneficial ownership” (and its correlative terms) and “affiliate” shall have the meanings provided in Rule 13d-3 and Rule 12b-2 under the Exchange Act, respectively. Upon any exercise of such right by Merger Sub, the Company shall use its reasonable best efforts to (i) elect or appoint to the Company Board the individuals designated by Merger Sub and permitted to be so elected or designated by the preceding sentence, including by promptly filling vacancies or newly created directorships on the Company Board, increasing the size of the Company Board and/or securing the resignations of such number of its incumbent directors, and (ii) cause the directors so elected or appointed to constitute the same percentage (rounded up to the nearest whole number) of the members of each committee of the Company Board as such directors represent of the Company Board. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall include in the Schedule 14D-9 such information required by Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board. Merger Sub shall timely furnish to the Company, and be solely responsible for, information with respect to Merger Sub’s designees and Parent’s and Merger Sub’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) In the event that Merger Sub’s designees are elected or designated to the Company Board pursuant to Section 1.3(a), then, until the Effective Time (as defined in Section 1.7) (and subject to any further designations permitted to be made by Merger Sub pursuant to Section 1.3(a) from time to time), the Company and Parent shall use reasonable best efforts to cause (i) at least three (3) members of the Company Board to consist of individuals who are members of the Company Board on the date hereof, with preference to the independent members of the current Company Board (the “Existing Directors”), and (ii) the independent members of the Company Board to consist of Amy S. Paul, Hooks K. Johnston and William Tumber, and (iii) such audit committee to comply with all requirements of the Securities Laws applicable thereto (the “Audit Committee Requirements”). If any Existing Director is unable to serve due to death, disability, conflict, or resignation, then the remaining Existing Directors (or, if none of the Existing Directors are then in office, the members of the Company Board) shall be entitled to elect or designate another individual (or individuals) who will satisfy the Audit Committee Requirements to fill such vacancy and each such individual shall be deemed to be an Existing Director for purposes of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time when Merger Sub’s designees constitute a majority of the Company Board, Merger Sub shall cause such designees not to approve any amendment or termination by the Company of, or any waiver by the Company of, any of its rights under, this Agreement that would materially and adversely affect the holders of Shares (other than Parent and Merger Sub) or extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement, unless such action is approved by a majority of the Existing Directors.

1.4. The Top-Up Option. (a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase from the Company up to that number of newly issued shares of Common Stock (the “Top-Up Option Shares”) equal to the aggregate number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price.

(b) The Top-Up Option shall be exercisable, in whole or in part, any time at or after the Acceptance Time (the “Purchase Date”); provided, however, that the Top-Up Option shall only be exercisable if the Minimum Tender Condition has been satisfied and, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall terminate concurrently with the termination of this Agreement in accordance with its terms.

(c) In the event that Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company written notice specifying the number of shares of Common Stock that Merger Sub and its affiliates own immediately preceding the exercise of the Top-Up Option, the manner in which Merger Sub intends to pay the applicable exercise price and the place and a time for the closing of such purchase. The Company shall, promptly following receipt of such notice, deliver written notice to Merger Sub specifying the number of Top-Up Option Shares to be issued and the consideration due in exchange therefor, calculated in accordance with Section 1.4(a). At the closing of the purchase for the Top-Up Option Shares, Merger Sub shall pay the

Company the consideration due in exchange for such Top-Up Option Shares either (i) in cash (by wire transfer or cashier’s check) or (ii) by delivery of cash in an amount equal to the aggregate par value of such Top-Up Option Shares (by wire transfer or cashier’s check) plus a promissory note for the balance due having full recourse to Parent, bearing interest at the rate of three percent (3%) per annum, maturing on the first anniversary of the date of execution and delivery of such promissory note and being pre-payable without penalty and having no other material terms, and the Company shall deliver to Merger Sub a certificate representing such Top-Up Option Shares or, upon Merger Sub’s request or otherwise if the Company does not then have certificated Shares, the applicable number of uncertificated Shares represented by book-entry. The Company Board has determined that such consideration for the Top-Up Option Shares is adequate in accordance with the Delaware General Corporation Law (the “DGCL”) and otherwise taken all steps necessary such that upon issuance and delivery in accordance with this Section 1.4(c) the Top-Up Option Shares shall be validly issued, fully paid and non-assessable.

(d) Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company acknowledges and agrees that, in any appraisal proceeding under Section 262 of the DGCL with respect to Shares held by Dissenting Stockholders (as defined in Section 4.1(a)), the Top-Up Option, the Top-Up Option Shares or any cash or promissory note delivered by Merger Sub to the Company in payment for such Top-Up Option Shares shall not be taken into account in connection with the determination of the fair value of the shares of Common Stock held by the Dissenting Stockholders in accordance with Section 262 of the DGCL.

1.5. The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.7), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.6. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 A.M. on the third (3rd) business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

1.7. Effective Time. As soon as practicable following the Closing, the Company and Parent shall cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”). Notwithstanding the foregoing, if Parent and Merger Sub own at least ninety percent (90%) of the outstanding Shares after consummation of the Offer and, if applicable, exercise of the Top-Up Option, then the parties agree to effect the Merger without a meeting of shareholders of the Company pursuant to Section 253 of the DGCL.

ARTICLE II

Certificate of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall, by virtue of the Merger, be amended and restated in its entirety as follows to read as set forth on Exhibit 1, and such amended and restated charter shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

2.2. The By-Laws. The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders,” with the Shares described in clause (i), (ii) or (iii), collectively, being the “Excluded Shares”)) shall be converted into the right to receive an amount equal to the Offer Price (as so adjusted, the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each electronic or paper certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share cease to be outstanding be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

4.2. Exchange of Certificates.

(a) Paying Agent. Parent shall make available, or deposit, or cause to be made available to a paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Paying Agent”) amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) times (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be (subject to compliance with the exchange procedures of Section 4.2(b)) cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof, and subject to compliance with the exchange procedures of Section 4.2(b)) without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of

Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and on such terms as may be required by Parent and the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will (subject to compliance with the exchange procedures of Section 4.2(b)) issue a check in the amount (after giving effect to any required Tax withholdings) equal to the product of the number of Shares represented by such lost, stolen or destroyed Certificate times the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity (as defined in Section 5.1(d)(i)), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.3. Treatment of Company Options, Company Awards and Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further actions of any Person, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)), whether then vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive (without interest), as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such Company Option immediately prior to the Effective Time times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment. At the Effective Time, all of the Company Options shall cease to be outstanding, shall be cancelled and shall cease to exist, and any instrument formerly representing any of the Company Options shall thereafter represent only the right to receive the payment described in this Section 4.3(a). For the avoidance of doubt, each Company Option that has an exercise price that equals or exceeds the Per Share Merger Consideration shall be cancelled and shall cease to exist without receiving any payment.

(b) At the Effective Time, by virtue of the Merger and without any further action of any Person, each right of any kind, whether contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company Options (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive (without interest), as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment. At the Effective Time, all of the Company Awards shall cease to be outstanding, shall be cancelled and shall cease to exist, and any instrument formerly representing any of the Company Awards shall thereafter represent only the right to receive the payment described in this Section 4.3(b).

(c) At the Effective Time, by virtue of the Merger and without any further action of any Person, each outstanding warrant to purchase Shares that are outstanding immediately prior to the Effective Time, whether then exercisable or vested (a “Warrant”) shall be cancelled and shall only entitle the holder of such Warrant to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such Warrant immediately prior to the Effective Time times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Warrant, without interest, less applicable Taxes required to be withheld with respect to such payment. At the Effective Time, all of the Warrants shall cease to be outstanding, shall be cancelled and shall cease to exist, and any instrument formerly representing any of the Warrants shall thereafter represent only the right to receive the payment described in this Section 4.3(c).

(d) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a), 4.3(b), and 4.3(c). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company Awards or Warrants, including accelerating each Company Option prior to the Effective Time and providing each holder of a Company Option the opportunity to exercise such Company Options prior to the Effective Time.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Per Share Merger Consideration shall be appropriately and proportionately adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)) filed with the SEC prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (as defined below). The Company has made available to Parent a certified complete and correct copy of the Company’s certificate of incorporation and a complete and correct copy of its by-laws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (ii) “Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that (x) has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

(A) changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations

(B) changes that are the result of factors generally affecting the medical device industry;

(C) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers that the Company establishes through specific evidence was proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(D) changes in United States generally accepted accounting principles after the date hereof;

(E) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing, provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, effect, development, state of facts, condition, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect; and

(F) a decline in the price of the Company’s common stock on the OTCBB market (as defined in Section 5.1(s)) or the OTCQB market, provided that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, effect, development, state of facts, condition, circumstances or occurrence underlying such decline has resulted in, or contributed to, a Material Adverse Effect;

provided, further, that, with respect to clauses (A), (B) and (D), such change, event, circumstance or development does not (1) primarily relate only to (or have the effect of primarily relating to) the Company and its Subsidiaries or (2) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the medical device industry; or (y) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or Merger Sub to consummate the Transactions (as defined in Section 5.1(c)(ii)) on the terms set forth herein and therein.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 400,000,000 Shares and 25,000,000 shares of the Company’s preferred stock (“Preferred Shares”). As of the close of business on August 13, 2012, 72,554,620 Shares and no Preferred Shares were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 12,520,000 and 1,500,000 Shares reserved for issuance under the Company’s Amended and Restated 2008 Equity Incentive Plan and 2008 Non-Employee Directors’ Stock Option Plan, respectively (together, the “Stock Plans”), and other than 29,864,794 Shares reserved for issuance upon the exercise of the Warrants, and other than as disclosed in Section 5.1(b)(i) of the Company Disclosure Letter, the Company has no additional Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of each Company Option and Company Award, regardless of whether granted under the Stock Plans or otherwise, together with a correct and complete list of each Warrant, in each case including the holder, date of grant, term, number of Shares, and, where applicable, Stock Plan under which it was granted, exercise price, and vesting schedule. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth in Section 5.1(b)(i) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company has delivered to Parent a true and complete copy of each Stock Plan and form of agreement evidencing each Company Option and Company Award, and has also delivered any other stock option agreements, restricted stock agreements or other award agreements to the extent there are variations from the form of agreements, specifically identifying the Persons to which such variant forms apply. The Company has delivered to Parent a true and complete copy of each form of Warrant, and has also delivered any other Warrants to the extent there are variations from such forms, specifically identifying the Persons to which such variant forms apply. Unless the Specified Warrants (as defined in Section 6.5(f)(ii)) are amended by the Company and the holders thereof as contemplated by Section 6.5(f)(ii), each such Specified Warrant shall terminate in accordance with its terms at the Effective Time, and neither Parent nor Merger Sub shall have any obligations with respect thereto or to the holders thereof pursuant to Section 4.3(c) or otherwise. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Other than the outstanding Warrants that are exercisable for 29,864,794 Shares in the aggregate whereby, for purposes of clarity, holders must exercise the Warrants in order to obtain voting rights, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(iii) Except as set forth in Section 5.1(b)(iii) of the Company Disclosure Letter, each Company Option (whether granted under the Stock Plans or otherwise) (A) was granted in compliance with all applicable Laws and if applicable, in compliance with all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company Board or compensation committee thereof actually awarded such Company Option, (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Reports, respectively, and (E) does not trigger any liability for the holder thereof under Section 409A of the Code.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and constitute valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Without limiting the generality of the foregoing, (A) the Warrant Amendments have been duly authorized, executed and delivered by the Company and, to the knowledge of the officers of the Company, the other parties thereto and constitutes a valid and binding agreement of the Company and (assuming due authorization, execution and delivery by the other parties thereto) the other parties thereto, enforceable against the Company and (assuming due authorization, execution and delivery by the other parties thereto) all holders of Warrants in accordance with its terms, subject to the Bankruptcy and Equity Exception, and (B) as a result of the execution and delivery of the Warrant Amendments, the transactions contemplated by Section 4.3(c) are permitted, under the terms and conditions of the Warrants, to be consummated with respect to all outstanding Warrants, and no further consents or waivers of any kind are required to be obtained from any holders of Warrants in order for such transactions to be consummated. As used herein, “Ancillary Agreements” means, collectively, the Promissory Note (as defined in Section 6.13(a)) and the Warrant Amendments.

(ii) At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by the unanimous vote of all directors of the Company (other than Mr. John “Jed” Kennedy, William C. Bopp and Joseph A. De Perio, each of whom recused himself from such vote) (A) approving and declaring advisable this Agreement and the Offer, the Merger, the Top-Up Option and the other transactions contemplated hereby and by the Ancillary Agreements (collectively, the “Transactions”) in accordance with the requirements of the DGCL, (B) determining that the terms of the Offer, this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and to the holders of the Shares and (C) recommending that the holders of Shares accept the Offer, tender their Shares into the Offer and, to the extent required by applicable Law to consummate the Merger, vote their Shares in favor of adopting this Agreement (such recommendation, the “Company Recommendation”), and, as of the date hereof, none of the aforesaid actions by the Company Board have been amended, rescinded or modified. The Company Board has taken all actions necessary so that Parent and Merger Sub will not be prohibited by Section 203 of the DGCL from consummating the Transactions in the manner contemplated hereby and to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of (x) Parent or Merger Sub to engage in any of the Transactions with the Company or (y) Parent or Merger Sub, following the Acceptance Time and subject to the other provisions of this Agreement, to vote or otherwise exercise all rights as a stockholder of the Company. No other state takeover statute applies to this Agreement, the Merger or the other Transactions.

(iii) The Company Board has received the oral opinion of its financial advisor, Cantor Fitzgerald, to the effect that, as of the date hereof, the consideration to be received by the holders of the Shares in the Offer and the Merger is fair from a financial point of view to such holders. A written version of such opinion will be delivered to Parent promptly following its receipt by the Company, it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.7, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the Offer, the Merger and the other Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company do not, and the consummation of the Offer, the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding on the Company or any of its Subsidiaries or under any Law to which the Company or any of its Subsidiaries is subject, (C) the loss or impairment of, payment of any additional amounts with respect to, or the consent of any other Person being required in respect of, the Company’s or its Subsidiaries’ right to own or use any Intellectual Property, or (D) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B), (C) or (D) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)) pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (B), (C) and (D) above).

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Offer, the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(iv) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

(i) Except as disclosed on Section 5.1(e)(i) of the Company Disclosure Letter, the Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Laws since December 31, 2009 (the forms, statements, reports and documents filed or furnished since such date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting are designed and intended to be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (1) a summary of any such disclosure made by management to the Company’s auditors and audit committee and (2) any communication made by management or the Company’s auditors to the audit committee required or contemplated by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. No material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(iv) Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company Reports.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(vi) Except for (A) those liabilities that are reflected or reserved against on the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2012 (the “Most Recent Balance Sheet”), (B) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, and (C) obligations incurred pursuant to this Agreement, neither the Company nor any of its Subsidiary has incurred any liability of the type required to be set forth on a balance sheet prepared in accordance with GAAP that, individually or in the aggregate with other such liabilities, has had, or would reasonably be expected to have a Material Adverse Effect.

(f) Absence of Certain Changes. Since December 31, 2011, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business, prospects or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to the most recent fiscal year end) of which management of the Company has knowledge which, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any declaration, accrual, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practice or internal controls (including internal controls over financial reporting) by the Company or any of its Subsidiaries;

(v) except to the extent required by applicable Laws, (A) any (x) increase in the compensation payable or to become payable to the officers or employees of the Company or its subsidiaries or (y) payment to any director or officer of the Company or its subsidiaries of any material bonus, making to any director or officer of the Company or its subsidiaries of any material profit-sharing or similar payment, or grant to any director or officer of the Company or its subsidiaries of any rights to receive severance, termination, retention or Tax gross-up compensation or benefits (in any case, except for increases in the ordinary course of business and consistent with past practice)or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or

(vi) any agreement to do any of the foregoing.

(g) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or (ii) except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date hereof and for obligations or liabilities incurred in the ordinary course of business since December 31, 2011, obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the officers of the Company have knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any

Environmental Law (as defined in Section 5.1(m)), except for those that are not, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, programs, practices, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors or consultants of the Company and its Subsidiaries, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is obligated to contribute, or with respect to which the Company or any of its Subsidiaries or any of their ERISA Affiliates has any liability, direct or indirect, contingent or otherwise, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, (“ERISA”), employment, consulting, retirement, vacation, deferred compensation, severance, termination, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefit or remuneration plans, contracts, programs, practices, policies or arrangements (collectively, the “Benefit Plans”) are accurately listed on Section 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts or other funding vehicles and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been made available to Parent.

(ii) Each Benefit Plan (including any related trusts) has been, established, operated and administered in substantial compliance with its terms, ERISA, the Code and other applicable Laws. Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or is entitled to rely upon a favorable opinion issued by the IRS, and the Company is not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.

(iii) No Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States. None of the Company, any of its Subsidiaries or any ERISA Affiliate (as defined in Section 5.1(h)(iv)) has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”).

(iv) None of the Company, any Benefit Plan or, to the knowledge of the officers of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Plan. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Company Plan, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred. The term “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(v) No Benefit Plan is or has within the last six (6) years been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code.

(vi) As of the date hereof, there is no material pending or, to the knowledge of the officers of the Company threatened, actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to any Benefit Plan. Except as provided for in the Company’s employment agreements that have been provided to Parent prior to the date hereof, neither the Company nor any of its Subsidiaries has any obligations to provide retiree or post-employment medical, disability, life insurance or other welfare benefits and, except as required by applicable Law, no Benefit Plan provides such benefits. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vii) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Person for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(viii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(ix) None of the execution of this Agreement, stockholder adoption of this Agreement, or the consummation of the Transactions will, either alone or in combination with another event, (A) entitle any employees, directors, officers or consultants of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend or terminate any of the Benefit Plans, (D) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (E) otherwise give rise to any material liability under any Benefit Plan, or (F) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) of the Code, (G) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise Tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under of Section 280G of the Code or (H) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(x) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liabilities to the Company or any of its Subsidiaries other than ordinary administration expenses typically incurred in a termination event.

(i) Compliance with Laws; Licenses; Regulatory Matters.

(i) The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5 or routine examinations of patent, trademark and copyright applications filed or to be filed with U.S. and foreign patent offices, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the officers of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(ii) Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) As to each product that is developed, manufactured, tested, distributed or marketed by the Company or any of its Subsidiaries (a “Medical Device”) and that is subject to the Federal Food, Drug, and Cosmetic Act (the “FDCA”), or similar Laws (including Council Directive 93/42/EEC, and all related amendments, concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws”), each such Medical Device has been and is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals, except for as disclosed on Section 5.1(i)(iii) of the Company Disclosure Letter or failures in compliance that, individually or in the aggregate, have not had, and would not reasonably be expect to have, a Material Adverse Effect. Except as disclosed on Section 5.1(i)(iii) of the Company Disclosure Letter, since January 1, 2009, neither the Company nor any of its Subsidiaries has been subject to any material finding of deficiency or non-compliance, penalty, fine, sanction, request for corrective or remedial action or other enforcement action that has had or would reasonably be expected to have a financial

Material Adverse Effect on the Company, in each case, relating to any of the Medical Devices or the facilities at which such Medical Devices are manufactured, packaged or initially distributed, or has received or anticipates receiving any written notice from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any Medical Device, (B) alleging that the manufacturing, marketing, advertising, promotion, labeling, distribution or sale of any Medical Device is in violation in any material respect of any Regulatory Laws, or (C) otherwise alleging any material violation of any Law applicable to the Medical Devices.

(iv) (A) Since January 1, 2009, no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) and (B) as of the date hereof, none of the actions described in the immediately preceding clause (A) is under consideration by senior management of the Company or any of its Subsidiaries with respect to any Medical Device. As of the Closing Date, (x) to the Company’s knowledge, no Medical Device will be the subject of any recall, withdrawal, suspension, seizure or discontinuance (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), where such recall, withdrawal, suspension, seizure or discontinuance would have a Material Adverse Effect and (y) none of the actions described in, and that would have the effect described in, the immediately preceding clause (x) will be under consideration by senior management of the Company or any of its Subsidiaries with respect to any Medical Device. To the knowledge of the officers of the Company, there is no action, suit, claim, hearing, arbitration, investigation or other proceeding against the Company or any of its Subsidiaries or any licensee of any Medical Devices (whether completed or pending) in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, which would have a Material Adverse Effect.

(v) As to each Medical Device of the Company or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with Sec. 510 of the FDCA (21 U.S.C. § 360) and Sec. 515 of the FDCA (21 U.S.C. § 360e) and 21 C.F.R. Parts 812 and 814, respectively, and all other Regulatory Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which would not reasonably be expected to have a Material Adverse Effect. In addition, the Company and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in Sec. 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807 and all other Regulatory Laws, except for any such failures to be in compliance which would not reasonably be expected to have a Material Adverse Effect.

(vi) No article of any Medical Device manufactured or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws), except for failures to be in compliance with the foregoing that would not reasonably be expected to have a Material Adverse Effect.

(vii) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the officers of the Company, any Representative of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy under any other Regulatory Law. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the officers of the Company, any Representative of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Sec. 306 of the FDCA (21 U.S.C. § 335a(m)) or any other Regulatory Law or authorized by Sec. 306 of the FDCA (21 U.S.C. § 335a(b)) or any other Regulatory Law.

(viii) Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to (A) withdraw its approval or request the recall of any Medical Device, (B) enjoin production of any Medical Device or (iii) enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged.

(ix) Except as disclosed on Section 5.1(i)(ix) of the Company Disclosure Letter, no vigilance reports or medical device reports with respect to the Medical Devices have been reported by Company or its Subsidiaries and to the knowledge of the officers of the Company, no vigilance report or medical device report is under investigation by any Governmental Entity with respect to any Medical Device. Company and its Subsidiaries are in compliance in all material respects with all certifications currently held by Company governing quality systems and manufacturing processes.

(x) None of the Company, its Subsidiaries or any of their Representatives has directly or indirectly offered, paid or accepted any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977. None of the Company, its Subsidiaries or

any of their Representatives has directly or indirectly made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or pay for special concessions already obtained, or (D) in connection with the approval or regulatory status of the Medical Devices or the facilities in which the Medical Devices are manufactured, packaged or stored, or from which Medical Devices are initially distributed.

(j) Material Contracts and Government Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(A) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) except as disclosed on Section 5.1(j)(i)(B) of the Company Disclosure Letter, any Contract containing covenants binding upon the Company or its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business or geographic area or which grant “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries;

(C) any Contract involving the payment or receipt of royalties or other amounts of more than $100,000 in the aggregate calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product of the Company or its Subsidiaries;

(D) any Contract with any affiliate;

(E) any Contract containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person;

(F) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Offer, the Merger or the other Transactions;

(G) other than as disclosed on Section 5.1(j)(i)(G) of the Company Disclosure Letter, any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for the Company’s agreement with Cantor Fitzgerald, non-material Contracts entered into in the ordinary course of business;

(H) any Contract that was not negotiated and entered into on an arm’s length basis;

(I) any Contract that restricts the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business or geographic area or which grant “most favored nation” status that, following the Offer or the Merger, would apply to Parent and its Subsidiaries;

(J) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (III) grants “most favored nation” status that, following the Offer or the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (IV) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(K) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its affiliates;

(L) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, except as disclosed on Section 5.1(j)(i)(L) of the Company Disclosure Letter,;

(M) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000 except for Warrants disclosed in the Company Disclosure Letter.

(N) any joint venture Contract, partnership arrangements or other Contracts involving a sharing with any third party of profits, losses, costs or liabilities by the Company or any of its Subsidiaries; and

(O) any Contract (x) relating to research or development, clinical studies to gather safety and effectiveness data about a Medical Device to support a premarket application or premarket notification, (y) relating to the sale, supply, licensing, co-promotion, marketing or manufacturing of any Medical Device, or (z) with any distributor of any Medical Device, in each case, except for any such Contract that is (1) not material to the Company or any of its Subsidiaries and (2) entered into in the ordinary course of business.

Each such Contract described in clauses (A) through (O) is referred to herein as a “Material Contract”

(ii) Each of the Material Contracts (and those Contracts which would be Material Contracts but for the exception of being filed as exhibits to the Company Reports) is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the officers of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, there is no default under any such Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect.

(iii) (A) With respect to each Government Contract (as defined below), except as would not reasonably be expected to have a Material Adverse Effect, (x) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications, (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(B) Except as would not reasonably be expected to have a Material Adverse Effect, (x) to the knowledge of the officers of the Company, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

As used herein, “Government Contract” means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

(k) Real Property.

(i) Neither the Company nor its Subsidiary owns any real property.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the Transactions except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(l) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other Transactions.

(m) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned, leased or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

(n) Taxes.

(i) Except as disclosed on Section 5.1(n)(i) of the Company Disclosure Letter, the Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any valid and actually exercised extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have duly and timely paid all Taxes (as defined below) that are required to be paid by the Company or any of its Subsidiaries (whether or not shown on any Tax Returns); and (C) have withhold and timely paid to the appropriate authorities proper and accurate amounts for all period in material compliance with all Tax withholdings provisions.

(ii) The Company has made available (or, in the case of Tax Returns for the fiscal year ended December 31, 2011, will make available as soon as possible) to Parent true and correct copies of the United States federal and state income and franchise Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2011, 2010, 2009 and 2008. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2008 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof.

(iii) Except as disclosed on Section 5.1(n)(iii) of the Company Disclosure Letter, no issues that have been raised by the relevant taxing authority in writing in connection with any examination of the Tax Returns referred to in clause (i) above are currently pending, no such Tax Return is currently being examined by any taxing authority nor have the Company or any of its Subsidiaries received any written or oral notice from a taxing authority that it intends to conduct such examinations and all deficiencies asserted or assessments made, if any, as a result of any such examinations have been paid in full, settled or withdrawn. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(iv) Neither the Company nor any of its Subsidiaries is a party to any Contract providing for the allocation or sharing of Taxes with a Person other than the Company or a Subsidiary. Any Tax-sharing or similar Contract with respect to or involving the Company will be terminated as to the Company as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.

(v) No written claim has been made by a Government Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(vi) The Company and each of the Subsidiaries is not, and during the past five years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(vii) Neither the Company nor any of its Subsidiaries (A) has engaged in any “reportable transaction” (other than a “loss transaction”) as defined in Treasury Regulations section 1.6011-4(b), (B) has ever been a member of any consolidated, combined, unitary or similar Tax group other than a group of which the Company is a common parent, (C) has transferee or successor liability for the unpaid Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign Law), by contract, or otherwise, (D) has granted any extension for the assessment or collection of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which Taxes have not since been paid, (E) is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities, (F) has, or has ever had, a permanent establishment in any country other than its country of organization, or (G) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(viii) None of the Company, any of its Subsidiaries or any Person acting on their behalf has (A) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method, has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations, or (B) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law.

(ix) The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with past practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

As used in this Agreement, (i) the term “Tax” includes all federal, state, local and foreign income, license, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, social security (or similar), unemployment, disability, use, real property, personal property, transfer, registration, withholding, excise, production, value added, occupancy, alternative or add-on minimum, estimated and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns, including any attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters. As of the date of hereof, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, (ii) to the knowledge of the officers of the Company, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization, (iii) there is no strike, lockout, slowdown, work stoppage, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity pending or, to the knowledge of the officers of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries, (iv) no employees of the Company or any of its Subsidiaries are represented by any labor union or works council, (v) there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, and (vi) there is no pending or, to the knowledge of the officers of the Company, threatened grievance, charge, complaint, audit or investigation by or before any governmental authority with respect to any current or former employees of the Company or any of its Subsidiaries that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours. There are no actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship, which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(p) Intellectual Property.

(i) Section 5.1(p)(i) of the Company Disclosure Letter sets forth a true, correct, and complete list of all U.S. and foreign (A) Patents, (B) Trademarks that are registered or for which an application for registration is pending, and (C) Copyrights that are registered or for which an application for registration is pending, in each case that is owned (in whole or in part) by, or exclusively licensed to, the Company or any of its Subsidiaries, in each case listing, as applicable: (w) the name of the applicant/registrant and current owner; (x) the jurisdiction where the application/registration is located (or, for internet domain names, the applicable registrar); (y) the application or registration number; and (z) the filing date, issuance/registration/grant date and expiration date.

(ii) Except as disclosed on Section 5.1(p)(ii) of the Company Disclosure Letter, to the knowledge of the officers of the Company, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their respective businesses as presently conducted and to be used in their business as proposed to be conducted, all of which rights shall survive unchanged the consummation of the Transactions. The Intellectual Property owned by the Company and its Subsidiaries is subsisting and, to the knowledge of the officers of the Company, valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property.

(iii) Except as disclosed on Section 5.1(p)(iii) of the Company Disclosure Letter, to the knowledge of the officers of the Company, (A) neither the Company nor any of its Subsidiaries nor the operation of their respective businesses infringes, dilutes, misappropriates or otherwise violates the Intellectual Property of any other Person; and (B) no actions, suits, claims, hearings, arbitrations, investigations or other proceedings are pending or threatened, and no third party is asserting or threatening to assert, a claim of such infringement, dilution, misappropriation or violation against the Company or any of its Subsidiaries. To the knowledge of the officers of the Company, no third party is infringing, diluting, misappropriating, or otherwise violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has asserted or threatened to assert a claim of such infringement, dilution, misappropriation or violation against any third party.

(iv) The Company and its Subsidiaries have taken commercially reasonable measures to maintain and preserve all of their respective Intellectual Property and to protect and preserve the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the knowledge of officers of the Company, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(v) All current and former employees of, and all consultants and independent contractors to, the Company or any of its Subsidiaries who have contributed in any material respect to the creation or development of any Intellectual Property owned by the Company or any of its Subsidiaries have executed and delivered to the Company or one of its Subsidiaries, as applicable, an agreement regarding the assignment to the Company or such Subsidiary of any Intellectual Property rights arising from services performed for the Company or such Subsidiary by such Persons. All current and former employees of, and all consultants and independent contractors to, the Company or any of its Subsidiaries, and all other Persons, with access to the Company’s or any of its Subsidiaries’ Trade Secrets are parties to written agreements under which each is obligated to maintain the confidentiality of such Trade Secrets and not to use such Trade Secrets except as authorized by the Company or its Subsidiaries. To the knowledge of the officers of the Company, none of such employees, consultants, contractors or other Persons is in violation in any material respect of such inventions or confidentiality agreements. To the knowledge of the officers of the Company, no current or former employee, stockholder, consultant, contractor, or independent contractor of the Company or any of its Subsidiaries owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned by the Company or any of its Subsidiaries or used in any of their respective businesses as presently conducted or as proposed to be conducted.

(vi) Except for that certain Exclusive License Agreement between Company and Intuitive Surgical Inc. dated August 5, 2008, which will not bind or otherwise have a legal effect on Parent or its affiliates (other than Merger Sub) from and after the Closing, except as disclosed in the Company’s Reports, or as disclosed on Section 5.1(p)(vi) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted any licenses or other rights to third parties to use its Intellectual Property. The Company and its Subsidiaries do not obtain any material rights to use third-party Intellectual Property pursuant to licenses (including cross-licenses) or sublicenses or pursuant to settlement agreements or other royalty-free agreements.

(vii) The IT Assets (as defined below) owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business. To the knowledge of the officers of the Company, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(viii) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (“Trademarks”); (ii) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, or the like) (“Patents”); (iii) confidential information, trade secrets and know-how, including inventions and discoveries, whether patentable or not, product specifications, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists ( “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); and (v) all other intellectual property or proprietary rights (in each case whether or not subject to statutory registration or protection).

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

(q) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other Transactions except that the Company has employed Cantor Fitzgerald as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Cantor Fitzgerald is entitled to any fees and expenses in connection with any of the Transactions.

(s) Trading Matters. At the date hereof (i) Shares are traded and quoted in the OTC bulletin board market (the “OTCBB”) and the OTCQB market, (ii) the Company has and shall have performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC, (iii) the Company has not taken, and shall not have taken, any action that would preclude, or otherwise jeopardize, the inclusion of Shares for quotation on the OTCBB and the OTCQB market and (iv) the Company does not have any reasonable basis to believe that the Shares are subject of delisting (or hearings or any similar process related thereto).

(t) Transaction Expenses. Section 5.1(t) of the Company Disclosure Letter sets forth a good faith estimate (which estimate includes such reserves as the Company has determined in good faith to be appropriate for any expenses that are not then known or determinable), as of the date hereof, of all Transaction Expenses (segregated by payee, to the extent reasonably known or anticipated), that have been incurred by the Company prior to, or will become payable by the Company as a result of the occurrence of the Acceptance Time or the Closing (the “Estimated Transaction Expenses”). As used herein, “Transaction Expenses” shall mean all expenses incurred or to be incurred on behalf of the Company, its Subsidiaries, and its and their boards of directors, in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements and/or the consummation of the transactions contemplated hereby and thereby, including, but not limited to, all accounting, legal, investment banking, commercial banking fees, transfer agent fees and expenses related thereto.

(u) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) if required to be filed, the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the forms, statements, certifications, reports and documents filed with or furnished to the SEC prior to the date hereof by Parent pursuant to the Exchange Act or the Securities Act (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other Transactions. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date hereof.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Offer, the Merger and the other Transactions. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (the “Requisite Parent Vote”)

and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings and/or notices pursuant to Section 1.7, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(ii) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(d) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) if applicable, the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

(e) Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration to satisfy all of their obligations under this Agreement.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer and the Merger and the other Transactions.

ARTICLE VI

Covenants

6.1. Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing, and in furtherance thereof, from the date hereof until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not and shall not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date hereof;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except pursuant to the exercise of Warrants or Options as contemplated by this Agreement;

(v) create or incur any Lien material to the Company or any of its Subsidiaries not incurred in the ordinary course of business consistent with past practice;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $100,000 in the aggregate;

(vii) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary; (B) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, except for any split, combination or reclassification of capital stock of a wholly-owned Subsidiary of the Company, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, or (C) enter into any agreement with respect to the voting of its capital stock;

(viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $100,000 in the aggregate;

(ix) except as set forth in the capital budgets set forth in Section 6.1(i)(ix) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $200,000 in the aggregate

(x) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xi) make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles or as recommended by the Company’s independent public auditors;

(xii) settle any actions, suits, claims, hearings, arbitrations, investigations or other proceedings before a Governmental Entity for an amount in excess of $100,000 or any obligation or liability of the Company in excess of such amount;

(xiii) amend, modify or terminate any Material Contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights;

(xiv) (A) make, change, or rescind any material Tax election, (B) file any material amended Tax Return of the Company or any of the Subsidiaries, (C) or adopt or change any material method or period of Tax accounting, (D) settle or compromise any material claim relating to Taxes; (E) surrender any claim for a refund of Taxes; (F) enter into any closing agreement relating to Taxes; (G) file any material Tax Return that is inconsistent with past practice; (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 in the aggregate, other than pursuant to Contracts in effect prior to the date hereof;

(xvi) assign or grant an exclusive license of any material right in any Intellectual Property of the Company necessary or useful for the manufacture, use, sale, offer for sale or export of any Medical Device or that otherwise enables a third party to compete with the Company with respect to the manufacture or sale of any product that competes with any Medical Device;

(xvii) except as required pursuant to existing written, binding agreements in effect prior to the date hereof, as set forth in Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (B) increase in any manner the compensation, bonus, pension, welfare, fringe, severance or other benefits of, pay any bonus to, or make any new equity awards to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (C) become a party to, establish, adopt, commence participation in, amend or terminate any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or consultants of the Company or its Subsidiaries (or newly hired employees) or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (E) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vii) forgive any loans or issue any loans to directors, officers or employees of the Company or any of its Subsidiaries.

(xviii) take any action or omit to take any action that would reasonably be expected to result in any of the Tender Offer Conditions or the conditions to the Merger set forth in Article VIII not being satisfied; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time (but in any event no more than three (3) business days) to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that would reasonably be expected to prevent the consummation of the Merger.

(d) The Company shall (i) consult with Parent in connection with any proposed meeting with the FDA or any other Governmental Entity relating to any Medical Device, (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, any material filing proposed to be made by or on behalf of any of the Company or any of its Subsidiaries, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Governmental Entity by or on behalf of any of the Company or any of its Subsidiaries, (iii) keep Parent promptly informed of (A) any communication (written or oral) with or from the FDA and any other Governmental Entity and (B) any material communications (written or oral) received from any Person relating to the Intellectual Property of the Company, (iv) promptly inform Parent and provide Parent or Merger Sub with a reasonable opportunity (but no more than three (3) business days) to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, promotional or marketing materials or activities relating to any Medical Device, and (v) cooperate with, and provide reasonable access to, Parent’s representative for purposes of reviewing and assessing the Company’s compliance with any and all relevant Laws, compliance programs, and procedures, and give due consideration to any resulting recommendations provided by Parent’s representative.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of its or their officers, directors, and representatives of it or its Subsidiaries shall, and that it shall use its best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, Merger Sub acquires Shares in the Offer, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than fifty percent (50%) of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7) and an executed standstill agreement, and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with its outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its outside legal counsel and with its financial advisor that such Acquisition Proposal constitutes a Superior Proposal (as defined below), and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its outside legal counsel and with its financial advisor) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any person resulting in, or proposal or offer, which if consummated would result in, any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written unsolicited, fully-financed and bona fide Acquisition Proposal that would result in a party other than Parent or its affiliates becoming the beneficial owner, directly or indirectly, substantially all of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement pursuant to Section 6.2(c) and the time likely to be required to consummate such Acquisition Proposal).

(c) No Change of Recommendation or Alternative Acquisition Agreement. The Company Board and each committee of the Company Board shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger; or except as expressly permitted by, and after compliance with, Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, Merger Sub acquires Shares in the Offer, if an Acquisition Proposal has been made after the date hereof, the Company Board may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable such Acquisition Proposal (each, a “Change of Recommendation”), if the Company Board determines in good faith, after consultation with its outside legal counsel and with its financial advisor, that (i) such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in breach of this Agreement, (ii) such Acquisition Proposal would be reasonably likely to constitute a Superior Proposal, (iii) failure to do so would be inconsistent with such board of directors’ fiduciary obligations under applicable Law; provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to an Acquisition Proposal or otherwise, the Company Board shall take into account (and the Company shall negotiate in good faith with Parent with respect to) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(c), including with respect to the notice period referred to in this Section 6.2(c).

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.3.

(e) Existing Discussions. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company shall take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries. The Company and its Subsidiaries shall enforce any confidentiality agreements or standstill agreements entered into with any Person in connection to any Acquisition Proposal if requested to do so by Parent.

(f) Notice. The Company shall promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3. Proxy Filing; Information Supplied. Unless Parent and Merger Sub own ninety percent (90%) or more of the outstanding Shares (determined on a fully diluted basis) after purchasing Shares in the Offer, the Company shall prepare and file with the SEC, as promptly as practicable such purchase in the Offer, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement shall comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement shall, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4. Stockholders Meeting. Unless Parent and Merger Sub own 90% or more of the outstanding Shares (determined on a fully diluted basis) after purchasing Shares in the Offer, then the Company shall take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after such purchase in the Offer, and in any event within ninety (90) days after the date hereof, to consider and vote upon the adoption of this Agreement and shall not postpone or adjourn such meeting except to the extent required by applicable Law. Unless a Change of Recommendation shall have occurred, the Company Board shall recommend such adoption (and shall take all lawful action to solicit such adoption of this Agreement). If the adoption of this Agreement by the Company’s stockholders is not required by applicable Law in order to consummate the Merger, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time without a stockholders meeting in accordance with Section 253 of the DGCL without convening a Stockholders Meeting.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement, the Ancillary Agreements and applicable Laws to consummate the Offer, and make effective the Merger and the other Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other Transactions; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes

(including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its affiliates to take any other action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Offer. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other Transactions (including the Offer Documents and Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents and Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other Transactions.

(d) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other Transactions. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Offer, the Merger and the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company (in the case of clause (i)) and Parent (in all cases set forth below) agrees to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions; and

(ii) the prompt use of its commercially reasonable efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.

(iii) Limitations on Parent Actions. Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree and acknowledge that neither this Section 6.5 nor the “commercially reasonable efforts” standard shall require, or be construed to require, other than as set forth in the proviso below, Parent or the Company or any of their respective Subsidiaries or other affiliates to (A)(x) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (y) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates), or (B) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates); provided, however, that Parent can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Effective Time.

(f) Warrants.

(i) The Company shall comply with each provision of the Warrants relevant to this Agreement and the Transactions. Without limiting the generality of the foregoing, the Company shall give notice of this Agreement and the Transactions to all holders of Warrants, in each case in a timely manner and in such form and substance as is required pursuant to the terms of the relevant Warrants.

(ii) As to each Warrant with respect to which the Warrant Amendments do not apply (the “Specified Warrants”), the Company shall, from and after the date hereof, use commercially efforts to enter into amendments thereto with each holder thereof, in substance substantially similar to the Warrant Amendments and effective on or prior to the Effective Time, providing for the cancellation of such Specified Warrants and the receipt of the consideration by the holders of such Specified Warrants, in each case as provided in Section 4.3(c); it being understood that, unless the Specified Warrants are so amended, each such Specified Warrant shall terminate in accordance with its terms at the Effective Time, and neither Parent nor Merger Sub shall have any obligations with respect thereto or to the holders thereof pursuant to Section 4.3(c) or otherwise.

(g) Executive Change of Control Agreements. From and after the date hereof, the Company shall cooperate with Parent and use commercially reasonable efforts to enter into amendments to each of the Executive Change of Control Agreements, dated as of August 6, 2008, by and between the Company, on the one hand, and Messrs. John “Jed” Kennedy and Robert Matthews, on the other hand (and, if requested by Parent, any other “change of control” or similar Contract to which Viking is a party), in each case, on such terms and conditions as are reasonably acceptable to Parent; provided, that no action by the Company taken in accordance with this Section 6.5(g) shall be deemed to have violated Section 6.1; provided, further, that in no event will any failure by the Company to operate in accordance with the terms of this Section 6.5(g) and/or enter into any of the Contracts referred to in this Section 6.5(g) require Parent to forego or delay commencement or consummation of the Offer, or consummation of the Merger and the other Transactions.

6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, assets, books, contracts, Tax Returns and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, finances, operations, assets, litigation matters, environmental compliance, cash-flow reports and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein or the conditions to the obligations of the parties hereto under this Agreement, and provided, further, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside legal counsel) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (b) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7. OTCBB and OTCQB Quotes; Deregistering Stock. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to stop quotation of the Shares on the OTCBB and the OTCQB markets, including providing timely notice to the Financial Industry Regulation Authority about the Merger, to deregister the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to no longer be quoted on the OTCBB and the OTCQB markets and deregistered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Transactions shall be a joint press release by the Company and Parent. Thereafter, each of the Company and Parent shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger, the Offer, and the other Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except (a) in any case in which the management of any such party hereto shall have determined in good faith (after consultation with its outside legal counsel) that such disclosure is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity or (b) in any case in which such disclosure is made in connection with any dispute between the parties hereto regarding this Agreement or the Transactions.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and continuing through the end of the calendar year in which the Closing occurs, the employees of the Company and its Subsidiaries will continue to be provided “employee welfare benefits” (within the meaning of Section 3(1) of ERISA) and “employee pension benefits” (within the meaning of Section 3(2) of ERISA) (excluding in each case, equity awards) that are substantially comparable in the aggregate to the employee welfare benefits and employee pension benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries). Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Corporation or any of their affiliates to (i) maintain any particular benefit plan or (ii) retain the employment of any particular employee.

(b) Immediately prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company’s 401 (k) Plan to be terminated, effective immediately prior to the Effective Time. In the event that Parent requests that the Company’s 401(k) Plan be terminated, the Company shall provide Parent with evidence that the Company’s 401(k) Plan will be terminated, effective immediately prior to the Effective Time, pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time. In addition, prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence participation therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation.

(c) The Company agrees to cause each of its officers and directors to repay any outstanding loans or notes to the Company or its Subsidiaries prior to the Effective Time.

6.10. Expenses. Parent shall pay all charges and expenses as incurred, including those of the Paying Agent, in connection with the transactions contemplated in Article IV.

6.11. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless each director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware Law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if (x) Parent or the Surviving Corporation elects not to assume such defense or (y) (1) counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Parent or the Surviving Corporation such that a joint representation is unreasonable, and (2) the Indemnified Parties and the Parent or the Surviving Corporation elect not to provide separate, conflict-free counsel for the Indemnified Parties, then the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies (providing coverage for Indemnified Parties at least equal to coverage currently provided in the Company’s policies) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions; provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 5.1(t) of the Company Disclosure Letter; provided, further, that all such amounts expended in respect of such policies shall be considered Transaction Expenses hereunder. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof), provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of two hundred percent (200%) of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Offer, the Merger or the other Transactions, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

6.13. Company Bridge Loan. (a) Immediately following the date hereof, Parent shall provide the Company with a loan, evidenced by a promissory note secured by the assets of Company in substantially the form attached hereto as Exhibit 2 (the “Promissory Note”), with a principal amount of up to $1,000,000 (up to $500,000 of which shall be available to be drawn on the date hereof, and up to $500,000 of which shall be available to be drawn on or after the date that is thirty (30) days after the date hereof), and accruing simple interest on the outstanding amount at the prime rate (as published from time to time in the Wall Street Journal) plus two (2) percent per annum, compounding annually, all as provided more particularly in the Promissory Note.

(b) As provided more particularly in the Promissory Note, the principal amount of the Promissory Note, and any interest accrued thereon, shall become immediately due and payable to Parent on the date that is ninety (90) days following the earlier to occur of (x) the termination of this Agreement for any reason and (y) the Closing Date; provided, however, that, upon the earlier to occur of (i) termination of this Agreement by the Company pursuant to Section 8.3(b) [Fiduciary Out], and (ii) entry by the Company into an Alternative Acquisition Agreement, the principal amount of the Promissory Note, and any interest accrued thereon, shall become immediately due and payable to Parent on the date that is two (2) days after the occurrence of such event.

6.14. Litigation. Each party hereto shall promptly provide the other parties hereto with prompt notice of, and copies of all pleadings and correspondence relating to, any civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings against any such party hereto or any of its directors or officers arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions (a “Transaction Proceeding”). The Company shall give Parent the opportunity to participate in the defense, settlement, or compromise of any such Transaction Proceeding against the company or any of its directors or officers, and no such settlement or compromise shall be agreed to without the prior written consent of Parent. For purposes of this paragraph “participate” means that Parent shall be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Proceeding by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to the Transaction Proceeding but shall not be afforded any decision-making power or other authority over the Transaction Proceeding except for the settlement or compromise consent set forth above.

6.15. Transaction Expenses. The Company shall give Parent prompt notice of any event, change, effect, development, state of facts, condition, circumstance or occurrence that would reasonably be expected to cause any of the Transaction Expenses to exceed the line-item therefor in the Estimated Transaction Expenses. Without the prior written consent of Parent, the Company shall not incur, or take any action that would reasonably be expected to result in the incurrence of, any Transaction Expense that exceeds the line-item therefor in the Estimated Transaction Expenses.

6.16. Parent Vote. If a Stockholders Meeting is held, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver by such party at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. If Parent and Merger Sub own less than 90% of the outstanding Shares (determined on a fully diluted basis) after purchasing Shares in the Offer, this Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote and shall have been duly approved by sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and by-laws of each such corporation.

(b) No Order. No court of other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered by any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Transactions (collectively, an “Order”).

(c) Purchase of Shares in Offer. Merger Sub shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all Shares validly tendered and not validly withdrawn pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Parent and Merger Sub hereunder if Merger Sub fails to accept payment and pay for Shares pursuant to the Offer in violation of the terms of this Agreement).

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Offer, Merger, and other transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Offer, Merger, and other transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time by action of the board of directors of either Parent or the Company if: (a) Merger Sub has not accepted Shares for payment pursuant to the Offer on or before November 30, 2012, (the “Termination Date”), (b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, or (c) the Offer shall have terminated or expired in accordance with its terms without Merger Sub’s having purchased any Shares pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the event which gave rise to the termination right under this Section 8.2.

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Offer, Merger, and other transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time by action of the Company Board if: (a) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement or any such representation, or warranty shall have become untrue or incorrect on any date subsequent to the date hereof, which breach or failure to perform would reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other Transactions and is not curable or, if curable, has not been cured prior to the earlier of (i) three (3) business days; or (b) (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Parent does not make, within five (5) business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisor, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal. The Company agrees (x) that it shall not enter into the binding agreement referred to in clause (b)(ii) in the immediately preceding sentence until at least the sixth (6th) business day after it has provided the notice to Parent required thereby,

(y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification changes, and (z) during the six-day period referred to in clause (x), to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any.

8.4. Termination by Parent. This Agreement may be terminated and the Offer, Merger, and other transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time by action of the board of directors of Parent if: (a) the Company Board shall have made a Change of Recommendation, (b) at any time following receipt of an Acquisition Proposal, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within three (3) business days after receipt of any written request to do so from Parent), (c) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an affiliate of Parent) and, prior to the earlier of (i) the date prior to the date of the Stockholders Meeting and (ii) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company board of directors shall have failed to recommend unequivocally against acceptance of such offer, (d) there is pending any Transaction Proceeding that seeks (i) any damages and/or (i) any costs and disbursements (including attorneys’ and experts’ fees and expenses), in excess of $1,000,000 in the aggregate or that, if decided against the Company, would reasonably be expected to have a Material Adverse Effect (a “Material Transaction Proceeding”), (e) the Offer is terminated or expires without the Minimum Tender Conditions having been satisfied or (f) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date hereof which would reasonably be expected to have a Material Adverse Effect , in any such case in a manner that will cause any Tender Offer Condition not to be satisfied at any scheduled Expiration Time, and such breach or failure to be true or correct either is not curable or, if curable, has not been cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company and (B) the Termination Date.

8.5. Effect of Termination and Abandonment.

(a) Except as provided in Section 8.5(b), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything herein to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful and intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and (B) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(c), the date of the termination or expiration of the Offer) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.(2)(a) [Drop Dead] or 8.2(c) [No Stockholder Approval], (ii) this Agreement is terminated either (A) by Parent pursuant to Section 8.4, or (B) by the Company pursuant to Sections 8.2(a) or 8.2(c) and, on or prior to the date of such termination, any event giving rise to Parent’s right to terminate under Section 8.4 shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(b) [Fiduciary Out], then the Company shall promptly, but in no event later than ten (10) days after the date of such termination, pay to Parent a termination fee of $900,000 (the “Termination Fee”); and the Company shall, promptly, but in no event later than ten (10) business days after being notified of such by Parent, pay all of the documented out-of-pocket expenses, including those of the Paying Agent, incurred by Parent or Merger Sub in connection with this Agreement, the Ancillary Agreements and the Transactions up to a maximum amount of $225,000; provided, however, that no Termination Fee shall be paid to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal or (2) there shall have been consummated an Acquisition Proposal (substituting in both instances “50%” for “15%” in the definition of “Acquisition Proposal”); provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality or standstill agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its affiliates.

(c) If this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(c), and, prior to the date of such termination, the Offer terminated or expired without the Minimum Tender Condition having been satisfied, then the Company shall, in consideration of the time and expense incurred by Parent and Merger Sub in connection with the Offer, promptly, but in any event within two (2) days after the date of such termination, reimburse Parent the amount of $225,000 (the “Expense Reimbursement”).

(d) The Company acknowledges that the agreements contained in Sections 8.5(b) and 8.5(c) are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement or the Ancillary Agreements; accordingly, if the Company fails to promptly pay the amounts due pursuant to Sections 8.5(b) or 8.5(c), as applicable, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee or the Expense Reimbursement or any other remedy, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that either the Termination Fee or the Expense Reimbursement becomes payable required to paid or entered into and is so paid or duly entered into by the Company and accepted by Parent pursuant to Sections 8.5(b) or 8.5(c), the Termination Fee or the Expense Reimbursement, as applicable, shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 [Employee Benefits], 6.10 [Expenses] and 6.11 [Indemnification; Directors’ and Officers’ Insurance] shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 [Expenses], Section 6.13 [Company Bridge Loan], Section 8.5 [Effect of Termination and Abandonment] and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding, or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

CONMED Corporation

525 French Road

Utica, New York 13502

Attention: General Counsel

Fax: (315) 793-8929

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP,

125 Broad Street

New York, NY 10004

Attention: Bob Downes

                 Melissa Sawyer

Fax: (212) 558-3588

If to the Company:

Viking Systems, Inc.

134 Flanders Road

Westborough, MA 01581

Attention: Robert Mathews, Chief Financial Officer

Fax: (508) 366-8858

with a copy (which shall not constitute notice) to:

Trombly Business Law, PC

1320 Centre Street, Suite 202

Newton, MA 02459

Attention: Amy Trombly, Esq.

Fax: (617) 663-6164

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any annexes and exhibits hereto), the Company Disclosure Letter and the confidentiality agreement, dated March 15, 2012, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 [Indemnification; Directors’ and Officers’ Insurance] only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. Except as provided in Section 4.2(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Offer and Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. For the convenience of the parties hereto, each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” or words of like import. The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. Reference herein to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract. Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms “cash” and “$” mean United States Dollars. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The Company has or may have set forth information in the Company Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Viking Systems, Inc.

By:	/s/ John “Jed” Kennedy
Name: John “Jed” Kennedy
Title: President and Chief Executive Officer

CONMED Corporation

By:	/s/ Daniel S. Jonas
Name: Daniel S. Jonas
Title: Vice President—Legal Affairs, General Counsel

Arrow Merger Corporation

By:	/s/ Robert D. Shallish, Jr.
Name: Robert D. Shallish, Jr.
Title: Vice President, Chief Financial Officer

ANNEX A

Defined Terms

Terms	Section
Acceptance Time	1.1(a)
Acquisition Proposal	6.2(b)
affiliate	1.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)
Ancillary Agreements	5.1(c)(i)
Audit Committee Requirements	1.3(b)
Bankruptcy and Equity Exception	5.1(c)(i)
beneficial ownership	1.3(a)
Benefit Plans	5.1(h)(i)
business day	1.1(a)
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)
Charter	2.1
Closing	1.6
Closing Date	1.6
Code	4.2(g)
Common Stock	1.1(a)
Company	Preamble
Company Awards	4.3(b)
Company Board	1.3(a)
Company Disclosure Letter	5.1
Company Option	4.3
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)
Confidentiality Agreement	9.7
Contract	5.1(d)(ii)
Copyrights	5.1(p)(viii)
Costs	6.11(a)
D&O Insurance	6.11(c)
Delaware Certificate of Merger	1.7
DGCL	1.4(c)
Dissenting Stockholders	4.1(a)
Effective Time	1.7
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)

ERISA Plan	5.1(h)(ii)
Estimated Transaction Expenses	5.1(t)
Exchange Act	1.1(a)
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)
Existing Directors	1.3(b)
Expense Reimbursement	8.5(c)
Expiration Time	1.1(a)
FDA	5.1(i)(iii)
FDCA	5.1(i)(iii)
GAAP	5.1(e)(v)
Government Antitrust Entity	6.5(e)(i)
Government Contract	5.1(j)(iii)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(viii)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(viii)
Laws	5.1(i)(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)(ii)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)(ii)
Material Contracts	5.1(j)(i)
Material Transaction Proceeding	8.4
Medical Device	5.1(i)(iii)
Merger	Recitals
Merger Sub	Preamble
Minimum Tender Condition	Annex B
Most Recent Balance Sheet	5.1(e)(vi)
Multiemployer Plan	5.1(h)(iii)
Offer	1.1(a)
Offer Documents	1.1(b)
Offer Price	1.1(a)
Order	7.1(b)
OTCBB	5.1(s)
Parent	Preamble
Patents	5.1(p)(viii)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Preferred Shares	5.1(b)(i)

Promissory Note	6.13(a)
Proxy Statement	6.3
Purchase Date	1.4(b)
Regulatory Laws	5.1(i)(iii)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Requisite Parent Vote	5.2(b)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	1.1(a)
Securities Act	5.1(e)(i)
Securities Laws	1.1(b)
Shares	1.1(a)
Specified Warrants	6.5(f)(ii)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)(i)
Superior Proposal	6.2(b)
Surviving Corporation	1.5
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Tender and Voting Agreements	Recitals
Tender Offer Conditions	1.1(a)
Termination Date	8.2
Termination Fee	8.5(b)
Top-Up Option	1.4(a)
Top-Up Option Shares	1.4(a)
Trade Secrets	5.1(p)(viii)
Trademarks	5.1(p)(viii)
Transaction Expenses	5.1(t)
Transaction Proceeding	6.14
Transactions	5.1(c)(ii)
Warrant	4.3(c)
Warrant Amendments	Recitals

ANNEX B

Tender Offer Conditions

Notwithstanding any other provisions of the Offer, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return the tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, at any time on or after the date of commencement of the Offer and prior to the Expiration Time, any of the following events has occurred and is continuing at the then-scheduled Expiration Time:

(i) there shall not have been validly tendered and not validly withdrawn prior to the Expiration Time that number of Shares that constitute at least a majority of the outstanding Shares on a fully-diluted basis as of the Expiration Time (which total number shall be the number of Shares issued and outstanding plus the number of Shares which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise) (such condition, the “Minimum Tender Condition”);

(ii) as of the date of this Agreement and as of the Expiration Time (in each case, except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date, (A) any representation or warranty of the Company set forth in this Agreement that is qualified by reference to Material Adverse Effect or materiality shall not be true and correct in all respects; (B) any representation or warranty of the Company set forth in Section 5.1(b) [Capital Structure], 5.1(c) [Corporate Authority], 5.1(e) [Financial Statements], and 5.1(l) [Takeover Statutes], shall not be true and correct in all respects; or (C) any other representation or warranty of the Company set forth in this Agreement that is not qualified by reference to Material Adverse Effect or materiality shall not be true and correct in all except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iii) the Company shall have failed to perform in all material respects those obligations under this Agreement required to be performed prior to the Expiration Time;

(iv) the Company shall have failed to deliver to Parent a certificate signed by an officer of the Company and certifying as to the satisfaction by the Company, of the conditions described in paragraphs (ii) and (iii) above;

(v) (A) there shall be pending any action, suit, claim, allegation, hearing, proceeding, arbitration, mediation, audit, inquiry or investigation, whether civil, criminal, administrative or otherwise, in which a Governmental Entity of competent jurisdiction is seeking (x) an Order or (y) to (1) prohibit, limit, restrain or impair Parent’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (2) prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, (B) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or any Law deemed applicable to the Offer, the Merger or the other Transactions that, individually or in the aggregate, would reasonably be expected to result in any of the foregoing, (C) there shall be pending any Material Transaction Proceeding;

(vi) this Agreement shall have been terminated in accordance with its terms;

(vii) there has occurred (a) any general suspension of, or limitation of quotation of the Company’s securities on the OTCBB or the OTCQB market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), or (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(viii) the Company shall have failed to obtain the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or

(ix) there shall have occurred a Material Adverse Effect with respect to the Company.

The foregoing conditions (except for the Minimum Tender Condition) may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, subject in each case to the terms of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to the assertion of any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Capitalized terms used but not defined in this Annex B shall have the meaning ascribed to them elsewhere in the Agreement to which this Annex B is attached.